STOCK REPURCHASE AGREEMENT

      THIS STOCK REPURCHASE AGREEMENT (this "Agreement") is entered into as of February 25, 2026, by and between Old National Bancorp, an Indiana corporation (the "Company"), and Caroline S. Johnson, Francis M. Miley, and Daniel C. Reardon, solely in their respective capacities as trustees (together, the "Trustees" and each, a "Trustee") of the Otto Bremer Trust, a trust created under a trust instrument dated May 22, 1944 (the "Trust Instrument") and governed by the laws of Minnesota (the "Selling Shareholder"). Each of the Company and the Trustees are sometimes individually referred to as a "party" and collectively as the "parties."

Recitals

      WHEREAS, the Trustees, on behalf of the Selling
Shareholder, own shares of the Company's Common Stock, no par value per share (the "Common Stock");

      WHEREAS, the Trustees desire to sell to the Company, and the Company desires to repurchase from the Trustees, 1,926,782 shares of Common Stock (the "Shares" and such sale and repurchase, the "Repurchase"); and

      WHEREAS, on February 11, 2026, the Trustees and the Company agreed to a purchase price of $25.95 per Share for the Repurchase, which per Share price was determined based on the range of intraday trading prices for the Common Stock on the NASDAQ Stock Exchange on February 11, 2026.

      NOW, THEREFORE, in consideration of the mutual covenants herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, these Recitals are incorporated into this Agreement and the undersigned hereby agree as follows:

Agreement

      1. Repurchase.

            (a) Purchase and Sale. At the Closing (as defined below), the Company hereby agrees to repurchase from the Trustees, and the Trustees hereby agree to sell and deliver, or cause to be delivered, to the Company, the Shares at a purchase price of $25.95 per Share, for an aggregate purchase price of $49,999,992.90 (the "Purchase Price"), upon the terms and subject to the conditions set forth in this Agreement.

            (b) Closing. Subject to the terms and conditions of this Agreement and the delivery of the deliverables contemplated by Section 1(c) of this Agreement, the closing of the sale of the Shares (the "Closing") will take place as promptly as practicable following the signing of this Agreement, via the electronic exchange of deliverables, but in no event later than March 2, 2026, unless otherwise agreed upon in writing by the parties.

            (c) Closing Deliveries and Actions.

         (i) At or prior to the Closing, the Trustees shall deliver, or cause to be delivered, to the Company:

      (A) With respect to the Shares that are to be delivered through the facilities of The Depository
Trust Company that are credited to or otherwise held in a securities account maintained for the Selling
Shareholder, the Trustees shall take such actions necessary to provide appropriate instruction to the relevant financial institution or other entity with which the Selling Shareholder's account is maintained to effect the transfer of the Shares from the Selling
Shareholder's account to an account at a financial institution designated by the Company for the receipt of the Shares so transferred.

      (B) The Trustees shall also execute and/or deliver such other and further documents or instruments necessary or advisable, in the reasonable opinion of the Company, to effect a legally valid transfer of the Shares to the Company and to perform their obligations hereunder.

         (ii) At the Closing, the Company shall deliver, or cause to be delivered, to the Trustees, the Purchase Price by wire transfer in immediately available funds in accordance with the Trustees' written wire transfer instructions provided to the Company at least one business day prior to the Closing.

            (d) Other Payments. The parties agree that all transfer agent fees and expenses, if any, in connection with the Repurchase will be borne equally by the Trustees, on the one hand, and the Company, on the other hand.

      2. Representations of the Company. The Company represents and warrants to the Selling Shareholder and the Trustees that, as of the date hereof and at the Closing:

            (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Indiana.

            (b) The Company has the full power and authority to execute, deliver and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated hereby, and has taken all necessary action to authorize the execution, delivery and performance of this Agreement.

            (c) This Agreement has been duly and validly authorized, executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except to the extent that (i) such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect affecting creditors' rights generally, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to certain equitable defenses and to the discretion of the court before which any proceedings thereof may be brought.

            (d) The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby do not and will not conflict with, result in the breach of any of the terms or conditions of, constitute a default under, or violate, accelerate or permit the acceleration of any right of the Company under any provision of
(i) the organizational documents of the Company, (ii) any applicable law, rule, regulation, order, writ, injunction or decree issued, promulgated or entered into by or with any federal, state, local or foreign court, legislative or administrative agency, or governmental or self-regulatory or regulatory authority or body with competent jurisdiction (each, an "Authority") (each, a "Law") to which the Company is subject or by which the Company or its properties may be bound, or (iii) any agreement, lease, mortgage, note, bond, indenture, license or other document or undertaking, to which the Company is a party or by which the Company or its properties may be bound, in each case, as would not reasonably be expected to, either individually or in the aggregate, (A) affect the validity of the Shares to be purchased by the Company or (B) materially and adversely impact the Company's ability to perform its obligations under this Agreement. Except for those filings contemplated in Section 4 hereof, no consent, approval, authorization, order, filing, registration or qualification of or with any Authority is required for the performance by the Company of its obligations under this Agreement and the consummation by the Company of the transactions contemplated by this Agreement, except such consents, approvals, authorizations, orders, filings, registrations or qualifications as would not reasonably be expected to, either individually or in the aggregate, materially and adversely impact the Company's ability to consummate the transactions contemplated by this Agreement. For the avoidance of doubt, the Company is not making any representations or warranties regarding compliance by the Trustees or the Selling Shareholder with any Laws.

            (e) There is no action, suit, proceeding, claim, arbitration, litigation or investigation (each, an "Action") pending or, to the knowledge of the Company, threatened in writing against the Company or any of the Company's subsidiaries that, if adversely determined, would prevent the consummation of the transaction contemplated by this Agreement.

            (f) The Company has not employed or entered into any agreement with, nor is the Company subject to, any valid claim of any broker, finder, consultant, or other intermediary in connection with the transactions contemplated by this Agreement who might be entitled to a fee or commission in connection with such transactions.

            (g) The Company has access to funds sufficient to consummate the transactions contemplated by this Agreement.

            (h) The Company has made its own decision concerning the transactions contemplated by this Agreement without reliance upon any express or implied representations or warranties of any nature made by or on behalf of the Trustees or the Selling Shareholder, whether or not any such representations, warranties or statements were made in writing or orally, except as expressly set forth for the benefit of the Company in this Agreement.

            (i) The Company acknowledges that the Trustees are relying on the Company's representations, warranties, acknowledgments and agreements in this Agreement as a condition to proceeding with the transaction contemplated hereby, and without such representations, warranties and agreements, the Trustees would not enter into this Agreement or engage in such transaction. Except for the representations and warranties made by the Company in this Section 2, the Company makes no representations or warranties to the Trustees or the Selling Shareholder in connection with this Agreement.

      3. Representations of the Trustees. Each of the Trustees on behalf of the Selling Shareholder represents and warrants to the Company (jointly and severally, as applicable) that, as of the date hereof and at the Closing:

            (a) The Selling Shareholder was validly created under the Trust Instrument and the Trust Instrument is in full force and effect.

            (b) The Trustees are the duly appointed and acting trustees of the Selling Shareholder.

            (c) The Trustees have the full power and authority to execute, deliver and carry out the terms and provisions of this Agreement and consummate the transactions contemplated hereby, and have taken all necessary action to authorize the execution, delivery and performance of this Agreement.

            (d) This Agreement has been duly and validly authorized, executed and delivered by the Trustees, and constitutes a legal, valid and binding agreement of the Trustees, enforceable against the Trustees in accordance with its terms, except to the extent that (i) such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws now or hereafter in effect affecting creditors' rights generally, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to certain equitable defenses and to the discretion of the court before which any proceedings therefor may be brought.

            (e) The execution and delivery of this Agreement by the Trustees and the consummation by the Trustees and the Selling Shareholder of the transactions contemplated hereby do not and will not conflict with, result in the breach of any of the terms or conditions of, constitute a default under, or violate, accelerate or permit the acceleration of any right of any Trustee or the Selling Shareholder under any provision of
(i) the Trust Agreement, (ii) any Law to which the Selling Shareholder or any Trustee is subject or by which the Selling Shareholder, any Trustee or its or their properties may be bound, or (iii) any agreement, lease, mortgage, note, bond, indenture, license or other document or undertaking, to which the Selling Shareholder or any Trustee is a party or by which the Selling Shareholder, any Trustee or its or their properties may be bound, in each case, as would not reasonably be expected to, either individually or in the aggregate, (A) affect the validity of the Shares to be sold by the Trustees on behalf of the Selling Shareholder or (B) materially and adversely impact the Selling Shareholder's or the Trustees' ability to perform its or their obligations under this Agreement. Except for those filings contemplated in Section 4 hereof, no consent, approval, authorization, order, filing, registration or qualification of or with any Authority is required for the performance by the Trustees or the Selling Shareholder of its or their obligations under this Agreement and the consummation by the Trustees and the Selling Shareholder of the transactions contemplated by this Agreement, except such consents, approvals, authorizations, orders, filings, registrations or qualifications as would not reasonably be expected to, either individually or in the aggregate, materially and adversely impact the Selling Shareholder's or the Trustees' ability to consummate the transactions contemplated by this Agreement. For the avoidance of doubt, the Trustees and the Selling Shareholder are not making any representations or warranties regarding compliance by the Company with any Laws.

            (f) The Trustees have and will have valid and marketable and unencumbered title, free and clear of any and all liens, claims, charges, pledges, encumbrances and security interests other than those existing under applicable securities laws and those created by the Company or any of its affiliates, to the Shares to be sold by the Trustees on behalf of the Selling Shareholder hereunder. At the Closing, upon delivery to the Company of the Shares to be sold by the Trustees to the Company against payment made pursuant to this Agreement, valid title to the Shares shall vest with the Company, free and clear of any and all liens, claims, charges, pledges, encumbrances and security interests other than those existing under applicable securities laws and those created by the Company or any of its affiliates. The Trustees have not entered into or agreed to be bound by any other arrangements or agreements of any kind with any other person or entity with respect to the Shares, including, but not limited to, arrangements or agreements with respect to the acquisition or disposition thereof or any interest therein or the voting of any such Shares.

            (g) There is no Action pending or, to the knowledge of any Trustee, threatened in writing against any Trustee or the Selling Shareholder that, if adversely determined, would prevent the consummation of the transaction contemplated by this Agreement. There is no Action by any Trustee pending or threatened against any other person relating to the Shares owned by the Trustees on behalf of the Selling Shareholder.

            (h) Neither the Company nor any of its representatives has been requested to or has provided the Trustees with any advice with respect to the Shares nor is such advice necessary or desired.

            (i) The Trustees acknowledge and understand that the Company may possess material nonpublic information that is not known to the Trustees that may impact the value of the Shares, and that the Company is not disclosing any information to the Trustees. The Trustees understand, based on their experience, the disadvantage to which the Trustees are subject due to the disparity of information between the Company and the Trustees but nevertheless desire to enter into this transaction as a means to sell the Shares in a single large transaction rather than engage in sales in the open market over an extended period of time. The Trustees agree that the Company and its directors, officers, employees and agents shall have no liability to the Trustees, their affiliates, partners, employees, agents, grantors or beneficiaries, whatsoever due to or in connection with the Company's use or non-disclosure of any such information relating to the transactions contemplated by this Agreement, and the Trustees hereby irrevocably waive any claim that they might have based on the failure of the Company to disclose such information to the Trustees in connection with the transactions contemplated by this Agreement.

            (j) The Trustees (either alone or together with their advisors) have such knowledge and experience in financial or business matters that they are capable of evaluating the merits and risks of the transactions contemplated by this Agreement.
The Trustees are entering into this Agreement with a full understanding of all of the terms, conditions and risks and willingly assume those terms, conditions and risks. The Trustees have received (through electronic access on EDGAR) and carefully reviewed the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2025, all additional public filings of the Company with the Securities and Exchange Commission (the "SEC"), other publicly available information regarding the Company, and such other information that they and their advisers deem necessary to make their decision to enter into this Agreement and consummate the transactions contemplated hereby. The Trustees have evaluated the merits and risks of the transactions under this Agreement based exclusively on their own independent review and consultations with such investment, legal, tax, accounting and other advisers as they deemed necessary, and have made their own decision concerning such transactions without reliance upon any express or implied representations or warranties of any nature made by or on behalf of the Company, whether or not any such representations, warranties or statements were made in writing or orally, except as expressly set forth for the benefit of the Trustees and the Selling Shareholder in this Agreement.

            (k) From and after the Closing, the Trustees shall have no further right or title to or interest in the Shares or any dividends, distributions, equity interests or other rights in respect thereof.

            (l) The Trustees have not employed or entered into any agreement with, nor are the Selling Shareholder or Trustees subject to, any valid claim of any broker, finder, consultant, or other intermediary in connection with the transactions contemplated by this Agreement who might be entitled to a fee or commission in connection with such transactions.

            (m) The Trustees acknowledge that the Company is relying on the Trustees' representations, warranties, acknowledgments and agreements in this Agreement as a condition to proceeding with the transaction contemplated hereby, and without such representations, warranties and agreements, the Company would not enter into this Agreement or engage in such transaction. Except for the representations and warranties made by the Trustees on behalf of the Selling Shareholder in this
Section 3, the Trustees make no representations or warranties to the Company in connection with this Agreement.

      4. SEC Filings; No Public Announcements. Each of the Trustees agrees that all filings required by applicable law or the rules or regulations of any Authority, including the SEC, to be submitted by the Selling Shareholder to any Authority with respect to the Repurchase shall be prepared and submitted by the Trustees; provided that the Trustees shall consult with the Company about, and allow the Company reasonable time to comment on, any such filing prior to its submission to such Authority. Each of the Trustees and the Company agree that, other than any such filing with an Authority referred to in the prior sentence, there shall be no public release, announcement or statement concerning this Agreement or the transactions contemplated hereby without the prior written consent of the other party.

      5. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by e-mail of a PDF document if sent at or prior to 5:00 p.m. local time of the recipient, and on the next business day if sent after 5:00 p.m. local time of the recipient (in each case except in the event of any "bounceback" or similar non-transmittal message); or (d) on the day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified by like notice):

      If to the Trustees:

	Name: 		The Otto Bremer Trust
	Address: 	30 E 7 Street
      			Suite 2900
			St. Paul, MN 55101-2988
	Attention:	Daniel C. Reardon
	Email:		dreardon@ottobremer.org

	with a copy (which shall not constitute notice) to:

      	Name: 		Sullivan & Cromwell LLP
	Address: 	1700 New York Avenue, NW, Suite 700
			Washington, D.C. 20006
	Attention:	C. Michelle Chen
	Email:		chenc@sullcrom.com

      If to the Company:

      	Name: 		Old National Bancorp
	Address: 	8750 W. Bryn Mawr
			Suite 1300
			Chicago, IL 60631
	Attention:	Nicholas J. Chulos, Executive Vice
			President, Chief Legal Officer and
			Corporate Secretary
	Email:		nick.chulos@oldnational.com

      	with a copy (which shall not constitute notice) to:

      	Name: 		Squire Patton Boggs (US) LLP
	Address: 	1230 Peachtree Street NE
			Suite 2200
			Atlanta, GA 30309
	Attention:	Alison N. LaBruyere
	Email:		alison.labruyere@squirepb.com

      6. Miscellaneous.

            (a) Counterparts. This Agreement may be executed by any one or more of the parties hereto in any number of counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same instrument. This Agreement, and any and all agreements and instruments executed and delivered in accordance herewith, to the extent signed and delivered by means of facsimile or other electronic format or signature (including email, "pdf," "tif," "jpg," DocuSign and Adobe Sign), shall be treated in all manner and respects and for all purposes as an original signature and an original agreement or instrument and shall be considered to have the same legal effect, validity and enforceability as if it were the original signed version thereof delivered in person.

            (b) Governing Law and Venue; Waiver of Jury Trial.

         (i) This Agreement shall be deemed to be made in and in all respects shall be interpreted, construed and governed by and in accordance with the laws of the State of Indiana, without regard to any conflicts of law. In addition, each of the parties to this Agreement (A) consents to submit itself to the exclusive personal jurisdiction of an Indiana state or federal court in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (B) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (C) agrees that it will not bring any action relating to this Agreement in any court other than an Indiana state or federal court, and (D) consents to service being made through the notice process as set forth in Section 5.

         (ii) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS
SECTION 6(B)(II).

         (iii) In any dispute or action between the parties arising out of this Agreement, including any litigation, arbitration, and appellate proceedings (and efforts to enforce the judgment, award or other disposition of any of the same), the prevailing party shall be entitled to have and recover from the other party all fees, costs and expenses incurred in connection with such dispute or action
(including reasonable attorneys' fees).

            (c) Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of this Agreement are not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties to this Agreement shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that such original intent is fulfilled to the fullest extent possible.

            (d) Effect. No provision of this Agreement shall be construed to require any party hereto or any of their respective affiliates, officers or directors to take any action or omit to take any action which action or omission would violate any federal, state, county, municipal, local or foreign law, statute, ordinance, rule, regulation, permit, consent, waiver, notice, approval, registration, finding of suitability, license, judgment, order, decree, injunction, decision, ruling, writ, or other authorization.

            (e) Successors and Assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by either party without the prior written consent of the other party. Except as otherwise provided herein, this Agreement shall bind and inure to the benefit of and be enforceable by the Trustees and the Company and their respective successors and permitted assigns.

            (f) No Third Party Beneficiaries or Other Rights. Other than releases provided to third parties as specifically provided in Section 3(i), this Agreement is for the sole benefit of the parties and their successors and permitted assigns and nothing herein express or implied shall give or shall be construed to confer any legal or equitable rights or remedies to any person other than the parties to this Agreement and such successors and permitted assigns.

            (g) Captions. The article, section, paragraph and clause captions herein are for convenience of reference only, do not constitute part of this Agreement and will not be deemed to limit or otherwise affect any of the provisions hereof.

            (h) Survival of Representations and Warranties. All representations and warranties contained herein or made in writing by any party in connection herewith shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby until the expiration of the applicable statute of limitations.

            (i) Complete Agreement. This Agreement supersedes all prior agreements and understandings (whether written or oral) between the Company and the Trustees with respect to the subject matter hereof.

            (j) Mutuality of Drafting. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of the Agreement.

            (k) Remedies. The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that any party may in its sole discretion apply to any court of law or equity of competent jurisdiction (without posting any bond or deposit) for specific performance or other injunctive relief in order to enforce, or prevent any violations of, the provisions of this Agreement.

            (l) Amendment and Waiver. The provisions of this Agreement may be amended or waived only with the prior written consent of the Company and the Trustees.

            (m) Expenses. Except as otherwise set forth herein, each of the Company and the Trustees shall bear its own expenses in connection with the drafting, negotiation, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

            (n) Termination. This Agreement may be terminated by either party if: (i) the Closing has not occurred by the fifth business day following the date of this Agreement (except a party may not terminate this Agreement if the failure of the Closing is due to such party), (ii) there is a Law that makes the transactions contemplated by this Agreement illegal or otherwise prohibited, or (iii) the other party has breached its representations and warranties. The provisions of this Section 6 shall survive any termination of this Agreement.

            (o) Interpretation. As used herein, "business day" means any day other than a Saturday, a Sunday or a day on which banks in Minneapolis, Minnesota or Evansville, Indiana are authorized by Law or executive order to be closed.

            (p) Trustees' Obligations. Nothing in this Agreement shall (i) prevent any of the Trustees from discharging his or her fiduciary duties as a member of the Board of Directors of the Company or (ii) require the Trustees to take any action that would constitute a breach of the trust under, or be inconsistent with, the Trust Instrument or would violate any Law applicable to trustees of a charitable organization described in Section 501(c)(3) of the Internal Revenue Code of 1986, as amended (the "Code") that qualifies as a private foundation under section 509(a) of the Code.

            (q) Trustees' Capacity; No Recourse. The Company agrees and acknowledges that none of Company or its affiliates has any claim or right of recovery under this Agreement against, and no personal liability shall attach to, any of the Trustees, through the Selling Shareholder or otherwise, whether at law or equity, in contract, in tort or otherwise.

            (r) Change in Trustees. If any Trustee ceases to be a trustee of the Selling Shareholder after the date hereof, then such person shall no longer constitute a party to, or a "Trustee" for purposes of, this Agreement. If any person becomes a trustee of the Selling Shareholder after the date hereof, such person shall execute a joinder to this agreement in a form reasonably acceptable to the Trustees and the Company and shall be deemed to be a "Trustee" for all purposes of this Agreement.


[Signature pages follow]





      IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

OLD NATIONAL BANCORP

By:

/s/ John V. Moran, IV
Name: John V. Moran, IV
Title: Chief Financial Officer


[Signature Page to Stock Repurchase Agreement]





Agreed and acknowledged as of the date first above written:

Caroline S. Johnson, as Trustee of Otto
Bremer Trust

/s/ Caroline S. Johnson

Francis M. Miley, as Trustee of Otto
Bremer Trust

/s/ Francis M. Miley

Daniel C. Reardon, as Trustee of Otto
Bremer Trust

/s/ Daniel C. Reardon


[Signature Page to Stock Repurchase Agreement]